EXHIBIT 99.1

From the Desk of Tom Zelibor

March 16, 2017

Mr. William Pickett

Lead Independent Director

Lightwave Logic Board of Directors

1831 Lefthand Circle, Suite C

Longmont, CO 80503

Subj: Voluntary Resignation as CEO

Dear Bim,

This is my official notification that I will be resigning as the CEO of Lightwave Logic, Inc., effective April 30, 2017.  I feel now that the Company has successfully made its commitment to develop an operating prototype modulator, it is time for someone to take over as CEO that has a more in-depth technical background and knowledge of the optical device market that is also widely recognized as a leader in this industry.  We have made great progress, but I do not feel I am the best person with the requisite optical industry experience to take the Company to the next level of performance for commercialization or to represent it to the technical community at large.

If the Board feels it is in the best interest of the Company, I would like to retain my position as the Chair of the Board of Directors in an executive role.  I believe in the Company, our technology, and our superb team of employees, directors and advisors.  I think they are the best in the industry and I want to continue to be a part of that.

I want to thank you and the Board for the tremendous support and professional experience I have had with Lightwave Logic as the CEO. There is no better Board, period.

Sincerely,

/s/ T. E. Zelibor

T. E. Zelibor
Chairman and CEO,
Lightwave Logic, Inc.

Cc:

Mr. Jim Marcelli

Mr. David Bovi

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80503

www.lightwavelogic.com, Phone:  720-340-4949